Exhibit 99.1

Glenayre Technologies

NEWS RELEASE

Contact: Debra Ziola
770 283 2569
investor.relations@glenayre.com
(NASDAQ: GEMS)

Glenayre Completes Acquisition

Company Successfully Completes Acquisition of CD and DVD Manufacturing and
Distribution Operations from Universal Music Group

ATLANTA—June 1, 2005—Glenayre Technologies, Inc. (NASDAQ: GEMS) today announced that it had completed the acquisition of the North American and central European CD and DVD manufacturing and distribution operations from Universal Music Group (“Universal”) for a purchase price of approximately $118.8 million. The acquisition was made through Entertainment Distribution Company, LLC (“EDC”), a newly formed division of Glenayre. As part of the transaction, EDC entered into 10-year supply agreements with Universal, effective today, under which it is the exclusive manufacturer and distributor for approximately 80% of Universal’s CD and DVD requirements for North America and central Europe. Under these contracts, EDC will have the opportunity to assume responsibility for fulfilling the remaining portion of Universal’s requirements that are currently outsourced as Universal’s commitments to third party suppliers expire over the next three years.

The acquired assets include Universal’s manufacturing and distribution operations in Hanover, Germany, its manufacturing operations in Grover, North Carolina, and its distribution operations in Fishers, Indiana, Reno, Nevada and Wilkes-Barre, Pennsylvania. EDC is leasing all of the facilities with the exception of the manufacturing facility in Grover, North Carolina, which it owns.

The purchase price paid at closing was $79.4 million and is subject to post-closing adjustments. Of the purchase price paid at closing, $28.4 million was for the U.S. operations, $43.7 million (€35.5 million) was for the central European operations, and the balance constituted transaction expenses. Additionally, under the terms of the supply contracts entered into as part of the transaction, EDC is obligated to pay to Universal fixed rebates with a net present value totaling approximately $39.4 million. These rebates will be payable as follows: approximately $5.6 million will be payable on December 15, 2005, approximately $8.0, $13.4, $13.8 and $1.4 million will be payable on each of May 31, 2006 through 2009, respectively, and approximately $400,000 will be payable on each of December 15, 2006 through 2014, respectively. Approximately 46% of the total amount of these rebates will be payable in Euros.

EDC was initially capitalized with a $35 million equity capital contribution from Glenayre. Following the closing, it is contemplated that members of EDC management will purchase approximately $772,000 of Glenayre’s equity interest. In addition, certain profits interests were issued at closing to EDC management, Universal and the Company’s financial advisor that will entitle these parties to up to thirty percent of EDC’s profits, after Glenayre has received a return

11360 Lakefield Drive – Duluth, GA 30097 USA – 770.283.1000

of its equity capital contribution and certain internal rate of return hurdles and other conditions have been met.

To fund the balance of the purchase price and provide for working capital needs, EDC obtained a senior secured credit facility with Wachovia Bank, National Association for an aggregate principal amount of $56.5 million consisting of a term facility of $46.5 million repayable over five years, and a revolving credit facility of $10.0 million. Glenayre cash collateralized $16.5 million of the credit facility by depositing cash in the same amount with the lender on the closing date. Glenayre anticipates that EDC will generate sufficient cash flow from operations to fund the required principal, interest and fixed rebate payments as well as planned maintenance and growth related capital expenditures.

The Company expects to record a foreign exchange transaction loss of approximately $1.2 million in the second quarter of 2005 as a result of a decline in the Euro exchange rate from the day the Euros were purchased to fund the acquisition of the European operations to the day the transaction closed. The decline in the Euro exchange rate from May 9, 2005 through the closing date contributed approximately $2.5 million of the decrease in the total purchase price from the $122.0 million estimated by the Company on May 9, 2005.

Glenayre also announced that Jim Caparro would join the Company as President and Chief Executive Officer of EDC. Caparro, who will also continue to serve on EDC’s Board of Directors, plans to join EDC in this capacity within the next 90 days. As one of the entertainment industry’s most accomplished executives, Caparro brings nearly three decades of professional experience to EDC.

“Jim has repeatedly proven himself as a talented executive and charismatic leader with an unprecedented track record of building companies,” stated Glenayre Chairman and CEO Clarke Bailey. “His considerable skills and experience, marked by a unique vision for what EDC will be, make him the ideal person to lead our efforts to grow the company into an industry leader.”

As previously announced, effective today, Tom Costabile will serve as Executive Vice President and Chief Operating Officer of EDC and will continue to serve on EDC’s Board of Directors.

“I am excited about this new chapter in Glenayre’s growth strategy, and am proud and honored to be partnering with Universal Music Group to realize it,” continued Bailey. “EDC’s strategy is to become not only the premier manufacturer and distributor of entertainment products, but also the leader in supply chain logistics for entertainment products.”

The Company’s Messaging division will continue its focus on developing new applications and on aggressively selling and marketing Glenayre’s Versera Intelligent Communications Environment (Versera ICE™) to communications service providers around the world.

About Glenayre Technologies

Comprised of two divisions, Glenayre Technologies (NASDAQ: GEMS) is a global provider of messaging solutions through the Glenayre Messaging business and entertainment products through Entertainment

Distribution Company, LLC (EDC). Headquartered in Atlanta, GA, Glenayre Messaging is an international supplier of next-generation messaging solutions and enhanced services for wireless and wireline carriers and MSO/cable companies. More than 250 service providers in over 60 countries have deployed Glenayre Messaging solutions for voice, fax and e-mail messaging, including voice mail, video mail, multimedia messaging (MMS), and short message service (SMS). Entertainment Distribution Company is the largest provider of pre-recorded entertainment products, including CDs and DVDs, for Universal Music Group, the world leader in music sales. Headquartered in New York, EDC’s operations include manufacturing and distribution facilities throughout North America and in Hanover, Germany.
For more information, please visit http://www.glenayre.com.

Safe Harbor Statement

This news release contains statements that may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future revenues and earnings results, and are based upon the Company’s current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially. Some of these results and uncertainties are discussed in the form 8-K filed by the Company to report the closing of the EDC acquisition, the Company’s most recently filed Annual Report on Form 10-K and the Company’s most recently filed Quarterly Report on Form 10-Q. These factors include, but are not limited to, restructuring activities; effective convergence of technologies; potential market changes resulting from rapid technological advances; competition; variability of quarterly results and dependence on key customers; volatility of stock price and risk of delisting from the NASDAQ Stock Market; ability to attract and retain key personnel; proprietary technologies; potential changes in government regulation; potential acquisitions and strategic investments; continuation and expansion of third party agreements; litigation; international business risks and continued terrorist attacks, war or other civil disturbances. Additional factors related to the EDC acquisition include the possibility that currency fluctuations could cause the U.S. dollar value of the rebates payable to increase; potential inability to achieve manufacturing efficiencies or to add significant third party business; and EDC’s revenues and cash flows may be less than anticipated or may be negatively impacted by currency rate fluctuations.